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For Immediate Release

China-Biotics, Inc. Receives Approval to Begin Construction on Large-Scale Manufacturing Facility

Shanghai, China - November 30, 2007 - China-Biotics, Inc. (OTC BB: CHBT) (“China-Biotics”, “the Company”), a leading Chinese firm specializing in the manufacture, research, development, marketing and distribution of probiotics products, today announced it has received government approval to begin construction on a proposed 150-metric-ton-per-year manufacturing facility in order to meet expanding demand for probiotics in the bulk additive market.

“This marks a crucial milestone in the success of our bulk additives strategy, and will create the foundation for a successful expansion in this growing market,” said Mr. Jinan Song, Chairman and Chief Executive Officer of China-Biotics. “Customers are selecting China-Biotics because of our industry-leading shelf life versus the domestic alternatives and our lower price points when compared to the imports. When completed, our new plant will allow us to meet the rapidly increasing need.”

With local government approval in hand, the Company plans to begin construction in early December on the new manufacturing facility in Shanghai, which will be able to produce 150 metric tons of probiotics per year. Construction of the new plant is projected to cost $18 million, which will be funded from existing cash and operating cash flow. The new facility will expand production capacity from the Company’s current level of nine metric tons per year.

When completed during the 2009 fiscal year, the Company believes the new plant will be the only large-scale probiotics plant in China that supplies the domestic bulk additive market.

About China-Biotics, Inc.

Headquartered in Shanghai, China-Biotics, Inc. (“China-Biotics”, “the Company”) was founded in 1999 and is one of China’s largest suppliers of probiotics. Probiotics are beneficial live bacteria used as dietary supplements and food additives to improve intestinal health and digestion. The Company’s product portfolio contains live microbials made with proprietary technology. Currently, these products are sold over-the-counter under the “Shining” brand through large distributors to more than 1,000 pharmacies and 100 supermarkets in Shanghai, Jiangsu and Zhejiang. Shining is one of the most recognized brands in Shanghai. China-Biotics plans to expand its retail sales to other major cities in China and will launch 300 Shining brand logistic centers in these cities during the next two years. The Company’s flagship product, “Shining Essence”, has been a profit driver since its launch in April 2001. There is a significant demand for probiotics for use in the bulk additive market, which is currently met by imports. China-Biotics is building a new plant which will increase its production capacity manifolds to capture this market.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company’s ability to market existing and new products, ability to access to capital for expansion, and changes from anticipated levels of sales, future national or regional economic and competitive conditions, changes in relationships with customers, dependence on its flagship product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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